Exhibit 99.1

	RE:	MHI Hospitality Corporation
410 West Francis Street
Williamsburg, VA 23185
(757) 229-5648

TRADED: NASDAQ: MDH

FOR YOUR INFORMATION:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Bill Zaiser	Vicki Baker
Chief Financial Officer	General Information
(301) 220-5400	(703) 796-1798

FOR IMMEDIATE RELEASE

TUESDAY, FEBRUARY 23, 2010

MHI HOSPITALITY CORPORATION REPORTS FINANCIAL RESULTS

FOR FOURTH QUARTER AND YEAR 2009

Williamsburg, VA – February 23, 2010 – MHI Hospitality Corporation (Nasdaq: MDH) (“the Company”), a self-advised lodging real estate investment trust (REIT), today reported its consolidated results for the fourth quarter and year ended December 31, 2009.

HIGHLIGHTS:

•	Funds from Operations (“FFO”) increased 155.9% over fourth quarter 2008, or approximately $0.7 million to approximately $1.2 million, or $0.11 per share, for fourth quarter 2009.

•	FFO for the full year was approximately $6.0 million, or $0.55 per share, versus approximately $6.3 million, or $0.59 per share, for the full year 2008.

•	Total revenue for the quarter decreased 0.6% over fourth quarter 2008, or approximately $0.1 million, to approximately $17.5 million.

•	Total room revenue for the quarter increased 1.1% over fourth quarter 2008, or approximately $0.1 million, to approximately $11.5 million.

MHI Hospitality Corporation

Add 1

•	Adjusted operating income for the quarter decreased 8.5% over fourth quarter 2008, or approximately $0.3 million, to approximately $3.0 million.

•	Total assets of approximately $214.0 million at December 31, 2009, versus approximately $211.2 million at December 31, 2008.

Andrew M. Sims, President and CEO of MHI Hospitality Corporation, commented, “In 2009, we completed a substantial transformation of our portfolio. This was a key foundational step in the execution of our business strategy. Since that time we have conducted an aggressive ramp-up of these fully repositioned hotel assets. In spite of a challenging environment, we are taking increasing share in each of our markets. In addition, our cost-cutting efforts have paid off well. We have seen gains in same-store portfolio operating margins for the fourth quarter and the full year.”

Sims continued, “In the year ahead we are committed to further strengthening our customer fair share in each market as we continue on the path of maximizing the performance of properties in our portfolio. We are very pleased with the progress made and have great confidence in the resilience and long-term growth potential of our real estate platform.”

Operating Results

The Company reported consolidated total revenue of approximately $17.5 million for the three-month period ended December 31, 2009. This compares to consolidated total revenue of approximately $17.6 million for the three-month period ended December 31, 2008. The Company had adjusted operating income for the same period of approximately $3.0 million, a decrease of approximately $0.3 million, or 8.5%, as compared to adjusted operating income of approximately $3.3 million for the fourth quarter of 2008. For the fourth quarter, the Company also reported a consolidated net loss of approximately $0.8 million, or $0.10 per share, as compared to a consolidated net loss of approximately $0.9 million, or $0.13 per share, for the comparable 2008 period. Net operating income for the quarter decreased to approximately $0.3 million, as compared to approximately $1.3 million for the fourth quarter 2008. For the fourth quarter 2009, FFO was approximately $1.2 million, or $0.11 per share, compared to approximately $0.5 million, or $0.04 per share, for the fourth quarter 2008. During the quarter, the Company reported an unrealized gain of approximately $0.4 million on the value of its interest rate swap as compared to an unrealized loss of approximately $0.8 million for the comparable 2008 period. The interest rate swap is required by the Company’s lenders on its revolving credit facility.

For the year ended December 31, 2009, the Company reported consolidated total revenue of approximately $71.5 million and a consolidated net loss of approximately $2.0 million, or $0.28 per share. For the comparable period of 2008, consolidated total revenue was approximately $70.8 million and the consolidated net loss was approximately $0.6 million, or $0.09 per share. The Company had adjusted operating income for the year ended December 31, 2009 of approximately $14.8 million, an increase of approximately $0.6 million, or 3.9%, as compared to adjusted operating income of approximately $14.2 million for the full year 2008. FFO for the full year was approximately $6.0 million, or $0.55 per share, as compared to approximately $6.3 million, or $0.59 per share, for the full

MHI Hospitality Corporation

Add 2

year 2008, representing a 4.7 percent decrease over the prior year. FFO for the year ended December 31, 2009 reflects non-cash income of approximately $1.2 million as compared to non-cash charges of approximately $0.7 million in 2008 related to the change in value of the interest rate swap.

Adjusted operating income and FFO are non-GAAP financial measures within the meaning of the rules of the Securities and Exchange Commission. The Company defines adjusted operating income as net operating income excluding depreciation and amortization, corporate general and administrative expenses, lease revenue and related expenses as well as other fee income not related to the Company’s wholly-owned hotel properties. The Company defines FFO as net income excluding extraordinary items, depreciation and minority interest. Management believes FFO is a key measure of a REIT’s performance and should be considered along with, but not as an alternative to, net income and cash flow as a measure of the Company’s operating performance. Reconciliation of these non-GAAP financial measures is included in the accompanying financial tables.

Portfolio Operating Performance

The following tables illustrate the key operating metrics for the three months ended December 31, 2009 and 2008 for the Company’s wholly-owned properties during each respective reporting period (“consolidated” properties) as well as the eight wholly-owned properties in the portfolio that were not under development and were under the Company’s control during both the three months ended December 31, 2009 and the corresponding period in 2008 (“same-store” properties). Accordingly, the same-store data does not reflect the performance of the Crowne Plaza Tampa Westshore, which opened in March 2009. The tables also exclude performance data for the Crowne Plaza Hollywood Beach Resort, which was acquired through a joint venture in August 2007 and in which the Company has a 25.0% indirect interest.

Consolidated (All Hotels)	Quarter Ended December 31, 2009	Quarter Ended December 31, 2008	Variance

Occupancy %	56.6%	55.9%	1.2%
Average Daily Rate (“ADR”)	$105.03	$117.51	-10.6%
Revenue per Available Room (“RevPAR”)	$59.42	$65.68	-9.5%

Same-Store (8 Hotels)	Quarter Ended December 31, 2009	Quarter Ended December 31, 2008	Variance

Occupancy %	57.7%	55.9%	3.2%
ADR	$106.67	$117.51	-9.2%
RevPAR	$61.56	$65.58	-6.3%

For the fourth quarter of 2009, adjusted operating income decreased 8.5% over the fourth quarter of 2008 and same-store adjusted operating margins continued to improve over the fourth quarter of 2008.

MHI Hospitality Corporation

Add 3

The following tables illustrate the key operating metrics for the year ended December 31, 2009 and 2008 for the Company’s wholly-owned properties during each respective reporting period (“consolidated” properties) as well as the six wholly-owned properties in the portfolio that were not under development and were under the Company’s control during both the year ended December 31, 2009 and the corresponding period in 2008 (“same-store” properties). Accordingly, the same-store data does not reflect the performance of the Sheraton Louisville Riverside, which opened in May 2008, the Crowne Plaza Hampton Marina, which the Company purchased in April 2008, or the Crowne Plaza Tampa Westshore, which opened in March 2009. The tables also exclude performance data for the Crowne Plaza Hollywood Beach Resort in which the Company has a 25.0% indirect interest.

Consolidated (All Hotels)	Year Ended December 31, 2009	Year ended December 31, 2008	Variance

Occupancy %	60.4%	62.0%	-2.5%
ADR	$107.21	$119.50	-10.3%
RevPAR	$64.74	$74.04	-12.6%

Same-Store (6 Hotels)	Year Ended December 31, 2009	Year Ended December 31, 2008	Variance

Occupancy %	65.1%	66.6%	-2.2%
ADR	$109.72	$120.06	-8.6%
RevPAR	$71.44	$79.93	-10.6%

In response to the weakening economy and declines in revenue and RevPAR, we initiated a series of cost-cutting measures at all of our hotels. At many of our properties, these cost-cutting measures mitigated much of the effect of the declines in revenue and, in some cases, improved our operating profitability. Despite these efforts, fourth quarter 2009 adjusted operating income fell approximately $0.3 million, or 8.5%, to approximately $3.0 million from adjusted operating income of approximately $3.3 million for the fourth quarter 2008. For the year ended December 31, 2009, adjusted operating income increased approximately $0.5 million, or 3.9%, over the year ended December 31, 2008.

Portfolio Update

As of December 31, 2009, total assets were approximately $214.0 million, including approximately $188.6 million of net investment in hotel properties plus approximately $9.7 million for the Company’s joint venture investment in the Crowne Plaza Hollywood Beach Resort. The Company also reported the following portfolio developments:

•

The Company substantially completed the Holiday Inn brand relaunch program at its Raleigh, North Carolina property. The program included a new guest room bedding package, new exterior signage and lighting as well as lobby enhancements.

MHI Hospitality Corporation

Add 4

•

Aggressive ramp-up efforts that include a variety of sales and marketing tactics are on track at the Company’s most recently repositioned assets including the Crowne Plaza Tampa Westshore, the Sheraton Louisville Riverside, the Hilton Savannah DeSoto and the Crowne Plaza Hampton Marina. These assets comprise approximately one-third of the Company’s total guest room count.

•

After completing an extensive $20.0 million renovation in 2008, the Crowne Plaza Tampa Westshore received a 2009 Renovation of the Year Award from Intercontinental Hotels Group (“IHG”). This marks the third consecutive year that the Company has received recognition for its development efforts from IHG.

Balance Sheet/Liquidity

At December 31, 2009, the Company had approximately $4.2 million of available cash and cash equivalents, of which approximately $0.7 million is reserved for capital improvements and certain other expenses. The Company has approximately $75.5 million outstanding on its $80.0 million revolving line of credit, which had been deployed primarily to fund the acquisition and renovation of the Sheraton Louisville Riverside Hotel, the Company’s equity contribution to its joint venture with The Carlyle Group for the purchase of the Crowne Plaza Hollywood Beach Resort, and the acquisitions of the Tampa and Hampton, Virginia hotel properties. The Company has no debt maturing before May 2011, other than the mortgage on the Jacksonville property, which matures in July 2010 but may be extended for one year subject to certain conditions. The loans coming due at that time are a combination of variable and fixed rate debt carrying favorable terms. Pursuant to the terms of the Company’s credit facility, the methodology used to determine the value of several hotel assets that were renovated over the last two years and the percentage of the aggregate value of the Company’s hotel properties in the borrowing base used to determine the level of borrowing available under the line will change commencing April 1, 2010. The loan-to-value ratio under the credit facility will be reduced from 70% to 65% and certain hotels will be valued on the basis of their net operating income over a trailing twelve-month period rather than on the basis of acquisition cost or an appraised value. As a result of these changes, the aggregate loan amount available to the Company likely will be reduced below anticipated borrowing levels at April 1, 2010 and the Company may be required to repay an amount between $20.0 and $25.5 million on its line based upon current projections. The Company currently is considering a number of alternatives to address this issue and has commenced discussions with the lenders under its credit facility with respect to amending the facility and is also evaluating potential sources of additional capital.

Rights Offering

As previously announced, the Company completed a rights offering pursuant to which the Company issued 2,132,680 new shares of common stock at $1.60 per share and received

MHI Hospitality Corporation

Add 5

gross proceeds of approximately $3.4 million. The proceeds from the rights offering, after payment of fees and expenses incurred in connection therewith, are being used for additional working capital, which may be deployed for reducing or purchasing the Company’s indebtedness and other general corporate purposes.

Dividend

As previously announced, the most recent amendment to the credit agreement entered into in May 2009 permits the Company to pay in any given fiscal year a dividend in an amount minimally necessary in order to preserve cash while maintaining the Company’s REIT status, provided that no dividend may be paid during the first three quarters of such fiscal year. The Company anticipates the amount of such a dividend will remain at 90% of taxable income. If certain liquidity thresholds and other conditions are met the Company may be able to declare and pay additional cash dividends in any fiscal year. Any future changes to the Company’s current dividend policy will need to be in compliance with restrictions on the payment of cash dividends as set forth in the referenced amendment to the credit agreement.

Asset Management Group

As previously announced, the Company has formed a separate subsidiary, MHI Asset Recovery, LLC, to pursue asset management assignments from special servicers and other entities involved in distressed hotel loans and workouts. The Company will provide asset management services including, but not limited to, property management, receiver services support, litigation and contract support, franchise selection, construction management, value optimization, and project management on a fee-for-service basis.

Outlook and Market Trends

In light of ongoing unpredictable macro-economic and hospitality market conditions and their potential impact on the Company’s markets and customer base, management has elected to continue to suspend providing guidance regarding projected financial performance for the near term.

Earnings Call/Webcast

The Company will conduct its fourth quarter and year 2009 conference call for investors and other interested parties at 10:00 a.m. Eastern Time (ET) on Tuesday, February 23, 2010. The conference call will be accessible by telephone and through the Internet. Interested individuals are invited to listen to the call by telephone at 800-860-2442. To participate on the webcast, log on to www.mhihospitality.com at least 15 minutes before the call to download the necessary software. For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the live call on February 23, 2010 through March 31, 2010 at 9 a.m. ET. To access the rebroadcast, dial 877-344-7529 and enter passcode number 436912#. A replay of the call will also be available on the Internet at www.mhihospitality.com until March 31, 2010.

MHI Hospitality Corporation

Add 6

About MHI Hospitality Corporation

MHI Hospitality Corporation is a self-advised lodging REIT focused on the acquisition, redevelopment and management of mid-scale, upscale and upper-upscale full-service hotels in the Mid-Atlantic, Midwest and Southeastern United States. Currently, the Company’s portfolio consists of investments in eleven hotel properties, nine of which are wholly-owned and comprise 2,110 rooms. All of the Company’s wholly-owned properties operate under the Hilton, InterContinental Hotels Group and Starwood Hotels and Resorts brands. The Company also has a 25 percent interest in the Crowne Plaza Hollywood Beach Resort and a leasehold interest in the common area of Shell Island Resort, a resort condominium property. MHI Hospitality Corporation was organized in 2004 and is headquartered in Williamsburg, Virginia. For more information please visit www.mhihospitality.com.

Forward-Looking Statements

This news release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Although the Company believes that the expectations and assumptions reflected in the forward-looking statements are reasonable, these statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond the Company’s control. Therefore, actual outcomes and results may differ materially from what is expressed, forecasted or implied in such forward-looking statements. Factors which could have a material adverse effect on the Company’s future results, performance and achievements, include, but are not limited to: national and local economic and business conditions, including the current economic downturn, that will affect occupancy rates at the Company’s hotels and the demand for hotel products and services; risks associated with the hotel industry, including competition, increases in wages, energy costs and other operating costs; the availability and terms of financing and capital and the general volatility of the securities markets, specifically, the impact of the current credit crisis which has severely constrained the availability of debt financing; risks associated with the level of the Company’s indebtedness and its ability to meet covenants in its debt agreements; management and performance of the Company’s hotels; risks associated with redevelopment and repositioning projects, including delays and cost overruns; supply and demand for hotel rooms in the Company’s current and proposed market areas; the Company’s ability to acquire additional properties and the risk that potential acquisitions may not perform in accordance with expectations; and legislative/regulatory changes, including changes to laws governing taxation of real estate investment trusts. These risks and uncertainties are described in greater detail under “Risk Factors” in the Company’s Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission. The Company undertakes no obligation and does not intend to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Although the Company believes its current expectations to be based upon reasonable assumptions, it can give no assurance that its expectations will be attained or that actual results will not differ materially.

MHI Hospitality Corporation

Add 7

Financial Tables Follow…

MHI Hospitality Corporation

Add 8

MHI HOSPITALITY CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31, 2009 (unaudited)	December 31, 2008 (audited)
ASSETS
Investment in hotel properties, net	$188,587,507	$154,295,611
Properties under development	—	33,101,773
Investment in joint venture	9,685,844	10,253,732
Cash and cash equivalents	3,490,487	1,719,147
Restricted cash	701,730	2,573,444
Accounts receivable	1,625,161	1,352,203
Accounts receivable-affiliate	32,444	53,795
Prepaid expenses, inventory and other assets	2,046,082	1,611,618
Notes receivable, net	100,000	100,000
Shell Island lease purchase, net	1,441,176	1,852,941
Deferred income taxes	4,920,973	2,991,500
Deferred financing costs, net	1,328,351	1,312,670

TOTAL ASSETS	$213,959,755	$211,218,434

LIABILITIES
Line of credit	$75,522,858	$73,187,858
Mortgage loans	72,738,250	72,256,168
Loans payable	4,613,163	—
Accounts payable and accrued liabilities	6,696,605	11,451,976
Advance deposits	547,653	546,236

TOTAL LIABILITIES	160,118,529	157,442,238

Commitments and contingencies

EQUITY
MHI Hospitality Corporation stockholders’ equity
Preferred stock, par value $0.01; 1,000,000 shares authorized; 0 shares issued and outstanding	—	—
Common stock, par value $0.01; 49,000,000 shares authorized; 9,096,943 shares and 6,939,613 shares issued and outstanding at December 31, 2009 and 2008, respectively	90,969	69,396
Additional paid in capital	52,543,562	48,586,775
Distributions in excess of retained earnings	(14,454,238)	(12,341,122)

Total MHI Hospitality Corporation stockholders’ equity	38,180,293	36,315,049

Noncontrolling interest	15,660,933	17,461,147

TOTAL EQUITY	53,841,226	53,776,196

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$213,959,755	$211,218,434

MHI Hospitality Corporation

Add 9

MHI HOSPITALITY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended December 31, 2009	Three months ended December 31, 2008	Year ended December 31, 2009	Year ended December 31, 2008
REVENUE
Rooms department	$11,534,547	$11,408,458	$48,939,286	$48,088,703
Food and beverage department	4,804,583	5,097,779	17,992,536	18,417,430
Other operating departments	1,167,856	1,102,196	4,586,904	4,256,599

Total revenue	17,506,986	17,608,433	71,518,726	70,762,732

EXPENSES
Hotel operating expenses
Rooms department	3,520,015	3,369,153	14,018,102	13,588,565
Food and beverage department	3,243,799	3,463,367	12,234,104	13,426,296
Other operating departments	193,833	187,250	775,036	837,751
Indirect	7,349,384	7,120,528	29,026,538	28,016,410

Total hotel operating expenses	14,307,031	14,140,298	56,053,780	55,869,022

Depreciation and amortization	2,271,676	1,568,541	8,420,085	6,346,222
Corporate general and administrative	673,351	622,151	3,170,627	2,940,979

Total operating expenses	17,252,058	16,330,990	67,644,492	65,156,223

NET OPERATING INCOME	254,928	1,277,443	3,874,234	5,606,509

Other income (expense)
Interest expense	(2,530,193)	(2,001,229)	(9,661,871)	(6,811,460)
Interest income	4,309	15,406	41,999	72,547
Equity in earnings (loss) of joint venture	(79,401)	(213,125)	(249,367)	48,496
Loan impairment charge	—	—	—	(300,000)
Unrealized gain (loss) on hedging activities	365,991	(778,010)	1,220,162	(691,268)
Loss on disposal of assets	—	(205,571)	(42,870)	(320,533)

Net loss before taxes	(1,984,366)	(1,905,086)	(4,817,713)	(2,395,709)
Income tax benefit	780,252	465,500	1,807,126	1,475,695

Net loss	(1,204,114)	(1,439,586)	(3,010,587)	(920,014)
Adjust: Net loss attributable to the noncontrolling interest	405,726	504,060	1,036,757	322,127

Net loss attributable to the Company	$(798,388)	$(935,526)	$(1,973,830)	$(597,887)

Net loss per share attributable to the Company
Basic	$(0.10)	$(0.13)	$(0.28)	$(0.09)
Diluted	$(0.10)	$(0.13)	$(0.28)	$(0.09)
Weighted average number of shares outstanding
Basic	7,682,883	6,936,613	7,143,829	6,937,234
Diluted	7,708,883	6,975,613	7,169,829	6,973,731

MHI Hospitality Corporation

Add 10

MHI HOSPITALITY CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31, 2009 (unaudited)	Year ended December 31, 2008 (audited)
Cash flows from operating activities:
Net loss attributable to the Company	$(1,973,830)	$(597,887)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	8,420,085	6,346,222
Equity in joint venture	249,367	(48,496)
Loss on disposal of assets	42,870	320,533
Loan impairment charge	—	300,000
Unrealized (gain) loss on hedging activities	(1,220,162)	691,268
Amortization of deferred financing costs	759,721	376,241
Charges related to equity-based compensation	134,510	265,696
Noncontrolling interest in operating partnership	(1,036,757)	(322,127)
Changes in assets and liabilities:
Restricted cash	404,879	(51,439)
Accounts receivable	(272,958)	314,214
Inventory, prepaid expenses and other assets	(514,294)	(1,097,746)
Deferred income taxes	(1,929,473)	(1,652,278)
Accounts payable and other accrued liabilities	95,879	2,275,022
Advance deposits	1,417	137,324
Due from affiliates	21,351	(41,981)

Net cash provided by operating activities	3,182,605	7,214,566

Cash flows from investing activities:
Acquisition of hotel properties	—	(2,094,042)
Improvements and additions to hotel properties	(12,792,570)	(44,443,519)
Contributions to joint venture	—	(4,771,481)
Distributions from joint venture	318,521	149,317
Funding of restricted cash reserves	(1,205,775)	(1,621,333)
Proceeds of restricted cash reserves	2,672,610	849,357

Net cash used in investing activities	(11,007,214)	(51,931,701)

Cash flows from financing activities:
Proceeds of common stock	3,412,288	—
Payment of issuance costs related to the sale of common stock	(257,144)	—
Dividends and distributions paid	(214,037)	(7,246,021)
Proceeds of mortgage refinancing	743,832	11,996,168
Proceeds of credit facility	6,300,000	38,800,000
Payments on credit facility	(3,965,000)	—
Payment of deferred financing costs	(775,402)	(612,565)
Proceeds of loans	4,750,000	—
Payment of mortgages and loans	(398,588)	(490,000)

Net cash provided by financing activities	9,595,949	42,447,582

Net increase (decrease) in cash and cash equivalents	1,771,340	(2,269,553)
Cash and cash equivalents at the beginning of the period	1,719,147	3,988,700

Cash and cash equivalents at the end of the period	$3,490,487	$1,719,147

Supplemental disclosures:
Cash paid during the period for interest	$9,137,433	$7,714,781

Cash paid during the period for income taxes	$161,155	$158,240

Non-cash investing and financing activities:
Assumption of existing indebtedness on purchase of hotel properties	$—	$5,750,000

Refinance of mortgage notes	$—	$5,260,000

MHI Hospitality Corporation

Add 11

MHI HOSPITALITY CORPORATION

RECONCILIATION OF NET INCOME (LOSS) TO FUNDS FROM OPERATIONS (FFO)

(unaudited)

	Three months ended December 31, 2009	Three months ended December 31, 2008	Year ended December 31, 2009	Year ended December 31, 2008

Net loss	$(798,388)	$(935,526)	$(1,973,830)	$(597,887)
Adjust noncontrolling interest	(405,726)	(504,060)	(1,036,757)	(322,127)
Add depreciation and amortization	2,271,676	1,568,541	8,420,085	6,346,222
Add equity in depreciation and amortization of joint venture	137,768	136,415	545,580	545,659
Adjust loss on disposal of assets	—	205,571	42,870	320,533

FFO	$1,205,330	$470,941	$5,997,948	$6,292,400

Weighted average shares outstanding	7,682,883	6,939,613	7,143,829	6,937,234
Weighted average units outstanding	3,737,607	3,737,607	3,737,607	3,737,607

Weighted average shares and units	11,420,490	10,677,220	10,881,436	10,674,841

FFO per share and unit	$0.11	$0.04	$0.55	$0.59

Industry analysts and investors use Funds from Operations, FFO, as a supplemental operating performance measure of an equity REIT. FFO is calculated in accordance with the definition that was adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, NAREIT. FFO, as defined by NAREIT, represents net income or loss determined in accordance with GAAP, excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated operating real estate assets, plus certain non-cash items such as real estate asset depreciation and amortization, and after adjustment for any noncontrolling interest from unconsolidated partnerships and joint ventures. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by itself. Thus, NAREIT created FFO as a supplemental measure of REIT operating performance that excludes historical cost depreciation, among other items, from GAAP net income. Management believes that the use of FFO, combined with the required GAAP presentations, has improved the understanding of the operating results of REITs among the investing public and made comparisons of REIT operating results more meaningful. Management considers FFO to be a useful measure of adjusted net income (loss) for reviewing comparative operating and financial performance because we believe FFO is most directly comparable to net income (loss), which remains the primary measure of performance, because by excluding gains or losses related to sales of previously depreciated operating real estate assets and excluding real estate asset depreciation and amortization, FFO assists in comparing the operating performance of a company’s real estate between periods or as compared to different companies. Although FFO is intended to be a REIT industry standard, other companies may not calculate FFO in the same manner as we do, and investors should not assume that FFO as reported by us is comparable to FFO as reported by other REITs.

MHI Hospitality Corporation

Add 12

MHI HOSPITALITY CORPORATION

RECONCILIATION OF NET OPERATING INCOME TO ADJUSTED OPERATING INCOME

(unaudited)

	Three months ended December 31, 2009	Three months ended December 31, 2008	Year ended December 31, 2009	Year ended December 31, 2008

Net operating income	$254,928	$1,277,443	$3,874,234	$5,606,509
Add corporate general and administrative	673,351	622,151	3,170,627	2,940,979
Add depreciation and amortization	2,271,676	1,568,541	8,420,085	6,346,222
Subtract net lease rental income	(126,750)	(117,965)	(445,000)	(471,863)
Subtract other fee income	(51,618)	(47,311)	(248,039)	(197,789)

Adjusted operating income	$3,021,587	$3,302,859	$14,771,907	$14,224,058

We provide adjusted operating income as supplemental information for investors. We eliminate corporate-level costs and expenses to arrive at property-level results because we believe property-level results provide investors with supplemental information into the ongoing operating performance of our hotels. We eliminate depreciation and amortization because, even though depreciation and amortization are property-level expenses, these non-cash expenses, which are based on historical cost accounting for real estate assets, implicitly assume that the value of real estate assets diminishes predictably over time. As noted earlier, because real estate values have historically risen or fallen with market conditions, many industry investors have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.

As a result of the elimination of corporate-level costs and expenses, depreciation and amortization, net lease income as well as other fee income not related to our wholly-owned hotel properties, the adjusted operating income we present should not be used to evaluate our performance as a whole. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments or our operating performance. Our consolidated statements of operations include such amounts, all of which should be considered by investors when evaluating our performance.

We also believe that providing adjusted operating income provides investors and management with useful information for evaluating the period-to-period performance of our hotels and facilitates comparisons with other hotels REITs and hotel owners.